EXHIBIT 23.2



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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Synergy Resources Corporation
Platteville, Colorado

     We consent to the use in this Registration Statement on Form S-3 of Synergy Resources Corporation (the "Company") of our report of independent registered public accounting firm dated November 13, 2012 with respect to the balance sheets of the Company as of August 31, 2012 and 2011, and the related statements of operations, shareholders' equity and cash flows for years then ended, which report appears in the August 31, 2012 annual report on Form 10-K of Synergy Resources Corporation. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement



/s/ EKS&H LLLP

EKS&H LLLP
May 2, 2013
Denver, Colorado